Exhibit 99.5

[Sterling Financial Corporation letterhead]

NOTICE OF STOCK OPTION AWARD

PARTICIPANT:	GRANT DATE:	[Date]
[First Name] [Last Name]	PLAN:	SFC 2010 Long-Term
[Address]	Incentive Plan
[City], [State] [Zip Code]	NUMBER OF OPTIONS:	[# of Options]
	EXERCISE PRICE:	[$]
	EXPIRATION DATE:	[Exp. Date]

Effective [Date] (the “Grant Date”), you have been granted an [Incentive/Non-Qualified] Stock Option (this “Option” or “Award”) to purchase [# of Options] Shares of Sterling Financial Corporation (the “Company”) common stock at [$] per share with an expiration date of [Exp. Date].

This Notice of Stock Option Award (this “Notice”) together with the 2010 Sterling Financial Corporation Long-Term Incentive Plan (the “Plan”) and the corresponding Stock Option Award Agreement (the “Agreement” or “Award Agreement” and, together with this Notice and the Plan, the “Stock Option Documents”) delivered to you and in effect as of the Grant Date, contain the terms of your Award. The Plan and the Agreement are hereby incorporated by reference and made a part of this Notice.

Vesting Conditions

Except as otherwise set forth in the Stock Option Documents, the Shares subject to this Option will vest in each period as follows:

{INSERT VESTING LANGUAGE}

*	If the vesting schedule described herein would result in the vesting of a fraction of a Share on any vesting date, that fractional Share shall be rounded to the nearest whole Share.

Award Approval:		Date:	[DATE]
(Signature)	Andrew J. Schultheis, Corporate Secretary

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

Termination Period

This Option, to the extent then exercisable, may be exercised for a period of 3 months after termination of your employment (or consulting relationship if you are not an employee), except as set out in the Award Agreement (but in no event later that the Expiration Date). You are responsible for keeping track of these exercise periods. The Company has no duty to, and will not, provide further notice of such dates.

Acknowledgement and Agreement

By acknowledging and agreeing to the Award on the terms set forth in the Stock Option Documents, you represent and warrant to the Company that:

(a)	you have received a copy of the Stock Option Documents, under which the Award is granted and governed;

(b)	you have read and reviewed the Stock Option Documents in their entirety;

(c)	you fully understand all provisions of the Stock Option Documents;

(d)	you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Stock Option Documents;

(e)	your rights to any shares underlying this Award will only be earned as you provide services to the Company over time and satisfy the performance criteria, if any, provided under the Vesting Conditions in this Notice;

(f)	nothing in the Stock Option Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause;

(g)	you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20, Clawback and EESA/CPP/TARP Restrictions, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company; and

(h)	you will not, directly or indirectly, solicit or take away any customer or client of the Company on behalf of any entity that is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with the Company; you will not solicit, directly or indirectly, any employees of the Company for new employment or otherwise interfere with the relationship between the Company and its employees; and you acknowledge and agree that any unvested or unexercised portion of the Award will be subject to forfeiture in the Administrator’s sole discretion if you violate the non-solicitation provisions of this paragraph (h).

By my signature below, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Stock Option Documents, and I hereby agree to the terms and conditions of such Stock Option Documents, including the offset provision provided in paragraph (g) above and the non-solicitation provisions of paragraph (h) above. I further acknowledge receipt of the copy of the Plan and the Award Agreement and agree to conform to all of the terms and conditions of the attached Award Agreement and the Plan.

Signature:		Date:
[First Name] [Last Name]

[Sterling Financial Corporation letterhead]

STOCK OPTION AWARD AGREEMENT

Pursuant to the terms of the Notice of Stock Option Award (the “Notice”) and this Stock Option Award Agreement (the “Agreement” or “Award Agreement”), Sterling Financial Corporation, including its Subsidiaries and any successor corporation (the “Company”) grants to the Participant named in the Notice (the “Participant”), in consideration for Participant’s services to the Company, a stock option (the “Award”) pursuant to the Company’s 2010 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference, subject to the restrictions and conditions contained herein.

1. Grant of Option. The Company hereby grants to the Participant named in the corresponding Notice, an option (the “Option” or “Award”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per share (the “Exercise Price”) set forth in the Notice, subject to the terms, conditions, definitions and provisions of the Plan and the terms of this Award Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Exercise of Option. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such Vesting Conditions as determined by the Administrator and set forth in the Notice. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes). Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

3. Rights as Shareholder. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are issued, except as provided in Section 3(d) of the Plan.

4. Method of Payment of Exercise Price.

(a) Exercise Price. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. The consideration for any Option granted hereunder may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares, valued based on the Fair Market Value of such Shares on the date of surrender;

(iv) consideration received by the Company under a broker-assisted cashless exercise program;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(b) Tax Withholding. The Participant will be required to tender payment in a form acceptable to the Company for the amount of any withholding taxes due, including but not limited to those amounts due as a result of the award or vesting of the Option or the issuance of any shares of Common Stock following the exercise of the Option. Such amount may be delivered to the Company by any of the following means or by a combination of such means: (a) paying cash, or (b) having the Company withhold otherwise deliverable cash or Shares with a Fair Market Value equal to the minimum statutory amount required to be withheld; provided however, that with respect to any portion of an Award that is subject to withholding taxes on the Grant Date, the Administrator shall have the discretion to require that the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.

5. Termination of Relationship as Service Provider.

(a) Termination other than for Death, Disability or Cause. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability or a termination for Cause, unless otherwise provided by the Administrator, the Participant may exercise his or her Option to the extent that the Option is vested on the date of termination for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Notice). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

(b) Termination For Cause. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if a Participant’s service is terminated for Cause, or if, following the Participant’s termination of service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of service or act.

6. Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability (or if such Disability occurs during the period of time provided under Section 5 for exercising an option following an Participant’s termination other than upon death or Disability), unless otherwise provided by the Administrator, the Participant may exercise his or her Option to the extent the Option is vested on the date of termination for twelve (12) months following the Participant’s Disability (but in no event later than the expiration of the term of such Option as set forth in the Notice). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

7. Death of Participant. If a Participant dies while a Service Provider (or during the period of time provided under Sections 5 or 6 for exercising an Option following a Participant’s Disability or termination other than for death or Disability), the Option may be exercised for twelve (12) months following the Participant’s death to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Notice), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately be forfeited. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

8. Change in Control. In the event of a Change in Control and the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, and, with respect to Awards with performance-based vesting, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

(a) Termination following a Change in Control.

(i) Employee Awards. If the successor corporation does assume or substitute for the Award, notwithstanding the Vesting Conditions set forth in the Notice, if Participant’s Continuous Service with the Company is terminated by the Company or successor corporation without Cause or by the Participant with Good Reason, as defined below, within one year following the occurrence of a Change in Control, the Participant shall immediately become 100% vested in the Award.

(ii) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or within one year following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or SARs as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

(b) Good Reason Defined. For purposes of this Section 8 of this Agreement, “Good Reason” shall mean a termination of the Participant’s Continuous Service by the Participant following the occurrence of any of the following events:

(i) Inferior Duties. The assignment of duties by the Company to Participant, without his or her express written consent, that (A) are inferior to Participant’s duties on the Grant Date in any material respect or (B) result in Participant having inconsequential authority or responsibility compared to the authority or responsibility he or she had on the Grant Date.

(ii) Base Compensation Reduction. A material reduction by the Company of Participant’s base salary.

(iii) Relocation. Participant, without his or her written consent, is required by him or her employment to perform a substantial part of his or her duties at one or more locations more than fifty miles distant from his or her employment location prior to the Change in Control.

(iv) Breach. A material breach by the Company of any provision of this Award Agreement or the Participant’s employment agreement, if any.

If an event constituting Good Reason has occurred without the Participant’s consent, the Participant’s termination for Good Reason must occur within two years of the first occurrence of such event. The Participant shall give written notice to the Company of the existence of an event constituting Good Reason within 90 days of the initial occurrence of such event, and the Company will have 60 days to cure or otherwise obtain Participant’s express written consent to the occurrence or continuance of such event. If Participant’s employment is terminated for Good Reason, it will be treated as an involuntary separation from service under Code §409A. Notwithstanding the foregoing, if Good Reason or an equivalent term is otherwise defined in the Participant’s employment agreement, in which case Good Reason shall have the meaning provided in such employment agreement.

9. Securities Law Compliance. The Participant will not be issued any Shares upon the exercise of the Participant’s Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Participant’s Award must also comply with other Applicable Laws and regulations governing the Award, and the Participant will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

10. Non-Transferability of Option. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

11. Tax Consequences. The Participant agrees that the Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local income and employment tax consequences of the grant to the Participant of the Award and the vesting of the Award. The Participant is relying solely on the advice of the Participant’s own advisors and not on statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability as a result of the grant, vesting or exercise of the Participant’s Award.

12. Clawback and EESA/CPP/TARP Restrictions.

(a) Clawback. Any Award granted under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Administrator shall have authority to determine the amount of the Award that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by Applicable Laws.

(b) Offset. Unless otherwise paid back to Company by Participant, Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20 of the Plan against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to the Participant from Company.

(c) Other EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA or other Applicable Laws, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”)(or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other Applicable Laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

13. Non-Solicitation. Any Award granted under the Plan may be subject to forfeiture, in the Administrator’s sole discretion, if the Participant violates the non-solicitation provisions provided in the Notice.

14. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

15. Miscellaneous.

(a) The rights and obligations of the Company under the Participant’s Award shall be transferable by the Company to any one or more persons or entities.

(b) The Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Participant’s Award.

(c) The Participant acknowledges and agrees that the Participant has reviewed the Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.

16. Governing Plan Document. The Participant’s Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Participant’s Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Participant’s Award and those of the Plan, the provisions of the Plan shall control.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Entire Agreement. This Agreement, the Notice and the Plan constitute the parties’ entire understanding with respect to the subject matter herein.

19. Governing Law. The Plan, the Notice and this Agreement shall be governed by the laws of the State of Washington, except as superseded by federal law, and shall be construed in accordance with other Applicable Laws to the extent not in conflict with Washington law or federal law.

20. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severable from the other provisions of this Agreement, which shall continue in full force and effect.

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